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                       MANAGEMENT AGREEMENT

           AGREEMENT made as of the 30th day of June, 1996 among SMITH BARNEY FUTURES MANAGEMENT INC., a Delaware corporation ("SBFM"), F-1000 FUTURES FUND L.P., SERIES VIII, a New York limited partnership (the "Partnership") and TRENDLOGIC ASSOCIATES, INC., a Delaware corporation (the "Advisor").

                       W I T N E S S E T H :

           WHEREAS, SBFM is the general partner of F-1000 FUTURES FUND L.P., SERIES VIII, a limited partnership organized for the purpose of speculative trading of commodity interests, including futures contracts, options and forward contracts with the objective of achieving substantial capital appreciation; and

           WHEREAS, the Limited Partnership Agreement establishing the Partnership (the "Limited Partnership Agreement") permits SBFM to delegate to one or more commodity trading advisors SBFM's authority to make trading decisions for the Partnership; and

           WHEREAS, the Advisor is registered as a commodity trading advisor with the Commodity Futures Trading Commission ("CFTC") and is a member of the National Futures Association ("NFA"); and

           WHEREAS, SBFM is registered as a commodity pool operator with the CFTC and is a member of the NFA; and

           WHEREAS, SBFM and the Advisor wish to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement advisory services in connection with the conduct by the
Partnership of its commodity trading activities during the term of this Agreement;

           NOW, THEREFORE, the parties agree as follows:

           1. DUTIES OF THE ADVISOR. (a) Upon the commencement of trading operations by the Partnership and for the period and on the terms and conditions of this Agreement, the Advisor shall have sole authority and responsibility, as one of the Partnership's agents and attorneys-in-fact, for directing the investment and reinvestment of the assets and funds of the Partnership allocated to it by the General Partner in commodity interests, including commodity futures contracts, options and forward contracts. All such trading on behalf of the Partnership shall be in accordance with the trading strategies and trading policies set forth in the Offering Memorandum and Disclosure Document dated as of April 29, 1992, as supplemented (the "Memorandum"), and as such trading policies may be changed from time to time upon receipt by the Advisor of prior written notice of such change and pursuant to the trading strategy selected by SBFM to be utilized by the Advisor in managing the Partnership's assets. SBFM has initially selected the Advisor's Diversified Program to manage the Partnership's assets allocated to it. Any open positions or other investments at the time of receipt of such notice of a change in trading policy shall not be deemed to violate the changed policy and shall be closed or sold in the ordinary course of trading. The Advisor may not change the trading policies set forth in the Memorandum without the prior written consent of the Partnership given by SBFM. The Advisor makes no representation or warranty that the trading to be directed by it for the Partnership will be profitable or will not incur losses.

            (b) SBFM acknowledges receipt of the Advisor's Disclosure Document dated January 24, 1996 as filed with the CFTC. All trades made by the Advisor for the account of the Partnership shall be made through such commodity broker or brokers as SBFM shall direct, and the Advisor shall have no authority or responsibility for selecting or supervising any such broker in connection with the execution, clearance or confirmation of transactions for the Partnership or for the negotiation of brokerage rates charged therefor. However, the Advisor, with the prior written permission (by either original or fax copy) of SBFM, may direct all trades in commodity futures and options to a futures commission merchant or independent floor broker it chooses for execution with instructions to give-up the trades to the broker designated by SBFM, provided that the futures commission merchant or independent floor broker and any give-up or floor brokerage fees are approved in advance by SBFM. All give-up or similar fees relating to the foregoing shall be paid by the Partnership after all parties have executed the relevant give-up agreements (by either original or fax copy).

            (c) The initial allocation of the Partnership's assets to the Advisor will be made to the Advisor's Diversified Program. In the event the Advisor wishes to use a trading system or methodology other than or in addition to the system or methodology outlined in the Memorandum in connection with its trading for the Partnership, either in whole or in part, it may not do so unless the Advisor gives SBFM prior written notice of its intention to utilize such different trading system or methodology and SBFM consents thereto in writing. In addition, the Advisor will provide five days' prior written notice to SBFM of any change in the trading system or methodology to be utilized for the Partnership which the Advisor deems material. If the Advisor deems such change in system or methodology or in markets traded to be material, the changed system or methodology or markets traded will not be utilized for the Partnership without the prior written consent of SBFM. In addition, the Advisor will notify SBFM of any changes to the trading system or methodology that would require a change in the description of the trading strategy or methods described in the Memorandum. Further, the Advisor will provide the Partnership with a current list of all commodity interests to be traded for the Partnership's account and will not trade any additional commodity interests for such account without providing notice thereof to SBFM and receiving SBFM's written approval. The Advisor also agrees to provide SBFM, on a monthly basis, with a written report of the assets under the Advisor's management together with all other matters deemed by the Advisor to be material changes to its business not previously reported to SBFM.

            (d) The Advisor agrees to make all material disclosures to the Partnership regarding itself and its principals as defined in Part 4 of the CFTC's regulations ("principals"), shareholders, directors, officers and employees, their trading performance and general trading methods, its customer accounts (but not the identities of or identifying information with respect to its customers) and otherwise as are required in the reasonable judgment of SBFM to be made in any filings required by Federal or state law or NFA rule or order. Notwithstanding Sections 1(d) and 4(d) of this Agreement, the Advisor is not required to disclose the actual trading results of proprietary accounts of the Advisor or its principals unless SBFM reasonably determines that such disclosure is required in order to fulfill its fiduciary obligations to the Partnership or the reporting, filing or other obligations imposed on it by Federal or state law or NFA rule or order. The Partnership and SBFM acknowledge that the trading advice to be provided by the Advisor is a property right belonging to the Advisor and that they will keep all such advice confidential. Further, SBFM agrees to treat as confidential any results of proprietary accounts and/or proprietary information with respect to trading systems obtained from the Advisor.

            (e) The Advisor understands and agrees that SBFM may designate other trading advisors for the Partnership and apportion or reapportion to such other trading advisors the management of an amount of Net Assets (as defined in Section 3(b) hereof) as it shall determine in its absolute discretion. The designation of other trading advisors and the apportionment or reapportionment of Net Assets to any such trading advisors pursuant to this Section 1 shall neither terminate this Agreement nor modify in any regard the respective rights and obligations of the parties hereunder.

            (f) SBFM may, from time to time, in its absolute discretion, select additional trading advisors and reapportion funds among the trading advisors for the Partnership as it deems appropriate. SBFM shall use its best efforts to make reapportionments, if any, as of the first day of a month. The Advisor agrees that it may be called upon at any time promptly to liquidate positions in SBFM's sole discretion so that SBFM may reallocate the Partnership's assets, meet margin calls on the Partnership's account, fund redemptions, or for any other reason, except that SBFM will not require the liquidation of specific positions by the Advisor. SBFM will use its best efforts to give two days' prior notice to the Advisor of any reallocations or liquidations.

            (g) The Advisor will not be liable for trading losses in the Partnership's account including losses caused by errors; provided, however, that
(i) the Advisor will be liable to the Partnership with respect to losses incurred due to errors committed or caused by it or any of its principals or employees in communicating improper trading instructions or orders to any broker on behalf of the Partnership and (ii) the Advisor will be liable to the Partnership with respect to losses incurred due to errors committed or caused by any executing broker (other than any SBFM affiliate) selected by the Advisor, (it also being understood that SBFM, with the assistance of the Advisor, will first attempt to recover such losses from the executing broker). The Advisor will not be responsible for losses caused by circumstances outside the Advisor's control.

           2. INDEPENDENCE OF THE ADVISOR. For all purposes herein, the Advisor shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Partnership in any way and shall not be deemed an agent, promoter or sponsor of the Partnership, SBFM, or any other trading advisor. The Advisor shall not be responsible to the Partnership, the General Partner, any trading advisor or any limited partners for any acts or omissions of any other trading advisor no longer acting as an advisor to the Partnership.

           3. COMPENSATION. (a) In consideration of and as compensation for all of the services to be rendered by the Advisor to the Partnership under this Agreement, the Partnership shall pay the Advisor (i) an incentive fee payable quarterly equal to 20% of New Trading Profits (as such term is defined below) earned by the Advisor for the Partnership and (ii) a monthly fee for professional management services equal to 1/6 of 1% (2% per year) of the month-end Net Assets of the Partnership allocated to the Advisor.

            (b) "Net Assets" shall have the meaning set forth in Paragraph 7(d)(1) of the Limited Partnership Agreement dated as of January 30, 1992 and without regard to further amendments thereto, provided that in determining the Net Assets of the Partnership on any date, no adjustment shall be made to reflect any distributions, redemptions or incentive fees payable as of the date of such determination.

            (c) "New Trading Profits" shall mean the excess, if any, of Net Assets managed by the Advisor at the end of the fiscal period over Net Assets managed by the Advisor at the end of the highest previous fiscal period or Net Assets allocated to the Advisor at the date trading commences, whichever is higher, and as further adjusted to eliminate the effect on Net Assets resulting from new capital contributions, redemptions, reallocations or capital distributions, if any, made during the fiscal period decreased by interest or other income, not directly related to trading activity, earned on the Partnership's assets during the fiscal period, whether the assets are held separately or in margin accounts. Ongoing expenses will be attributed to the Advisor based on the Advisor's proportionate share of Net Assets. Ongoing expenses above will not include expenses of litigation not involving the activities of the Advisor on behalf of the Partnership. Ongoing expenses include offering and organizational expenses of the Partnership. The first incentive fee shall be paid as of September 30, 1996, which fee shall be based on New Trading Profits earned from the commencement of trading operations by the Advisor through the September 30, 1996. Interest income earned, if any, will not be taken into account in computing New Trading Profits earned by the Advisor. If Net Assets allocated to the Advisor are reduced due to redemptions, distributions or reallocations (net of additions), there will be a corresponding proportional reduction in the related loss carryforward amount that must be recouped before the Advisor is eligible to receive another incentive fee.

            (d) Quarterly incentive fees and monthly management fees shall be paid within twenty (20) business days following the end of the period, as the case may be, for which such fee is payable. In the event of the termination of this Agreement as of any date which shall not be the end of a fiscal quarter or a calendar month, as the case may be, the quarterly incentive fee shall be computed as if the effective date of termination were the last day of the then current quarter and the monthly management fee shall be prorated to the effective date of termination. If, during any month, the Partnership does not conduct business operations or the Advisor is unable to provide the services contemplated herein for more than two successive business days, the monthly management fee shall be prorated by the ratio which the number of business days during which SBFM conducted the Partnership's business operations or utilized the Advisor's services bears in the month to the total number of business days in such month.

            (e) The provisions of this Paragraph 3 shall survive the termination of this Agreement.

           4. RIGHT TO ENGAGE IN OTHER ACTIVITIES. (a) The services provided by the Advisor hereunder are not to be deemed exclusive. SBFM on its own behalf and on behalf of the Partnership acknowledges that, subject to the terms of this Agreement, the Advisor and its officers, directors, employees and shareholder(s), may render advisory, consulting and management services to other clients and accounts. The Advisor and its officers, directors, employees and shareholder(s) shall be free to trade for their own accounts and to advise other investors and manage other commodity accounts during the term of this Agreement and to use the same information, computer programs and trading strategies, programs or formulas which they obtain, produce or utilize in the performance of services to SBFM for the Partnership. However, the Advisor represents, warrants and agrees that it believes the rendering of such consulting, advisory and management services to other accounts and entities will not require any material change in the Advisor's basic trading strategies and will not affect the capacity of the Advisor to continue to render services to SBFM for the Partnership of the quality and nature contemplated by this Agreement.

            (b) If, at any time during the term of this Agreement, the Advisor is required to aggregate the Partnership's commodity positions with the positions of any other person for purposes of applying CFTC- or exchange-imposed speculative position limits, the Advisor agrees that it will promptly notify SBFM if the Partnership's positions are included in an aggregate amount which exceeds the applicable speculative position limit. The Advisor agrees that, if its trading recommendations are altered because of the application of any speculative position limits, it will not modify the trading instructions with respect to the Partnership's account in such manner as to affect the Partnership substantially disproportionately as compared with the Advisor's other accounts. The Advisor further represents, warrants and agrees that under no circumstances will it knowingly or deliberately use trading strategies or methods for the Partnership that are inferior to strategies or methods employed for any other client or account and that it will not knowingly or deliberately favor any client or account managed by it over any other client or account in any manner, it being acknowledged, however, that different trading strategies or methods may be utilized for differing sizes of accounts, accounts with different trading policies, accounts experiencing differing inflows or outflows of equity, accounts which commence trading at different times, accounts which have different portfolios or different fiscal years, accounts utilizing different executing brokers and accounts with other differences, and that such differences may cause divergent trading results.

            (c) It is acknowledged that the Advisor and/or its officers, employees, directors and shareholder(s) presently act, and it is agreed that they may continue to act, as advisor for other accounts managed by them, and may continue to receive compensation with respect to services for such accounts in amounts which may be more or less than the amounts received from the Partnership.

            (d) The Advisor agrees that it shall make such information available to SBFM respecting the performance of the Partnership's account as compared to the performance of other accounts managed by the Advisor or its principals as shall be reasonably requested by SBFM. The Advisor presently believes and represents that existing speculative position limits will not materially adversely affect its ability to manage the Partnership's account given the potential size of the Partnership's account and the Advisor's and its principals' current accounts and all proposed accounts for which they have contracted to act as trading manager.

           5. TERM. (a) This Agreement shall continue in effect until June 30, 1997. SBFM may, in its sole discretion, renew this Agreement for additional one-year periods upon notice to the Advisor not less than 30 days prior to the expiration of the previous period. At any time during the term of this Agreement, SBFM may terminate this Agreement at any month-end upon 30 days' notice to the Advisor. At any time during the term of this Agreement, SBFM may elect to immediately terminate this Agreement upon 30 days' notice to the Advisor if (i) the Net Asset Value per Unit shall decline as of the close of business on any day to $400 or less; (ii) the Net Assets allocated to the Advisor (adjusted for redemptions, distributions, withdrawals or reallocations, if any) decline by 50% or more as of the end of a trading day from such Net Assets' previous highest value; (iii) limited partners owning at least 50% of the outstanding Units shall vote to require SBFM to terminate this Agreement;
(iv) the Advisor fails to comply with the terms of this Agreement; (v) SBFM, in good faith, reasonably determines that the performance of the Advisor has been such that SBFM's fiduciary duties to the Partnership require SBFM to terminate this Agreement; or (vi) SBFM reasonably believes that the application of speculative position limits will substantially affect the performance of the Partnership. At any time during the term of this Agreement, SBFM may elect immediately to terminate this Agreement if (i) the Advisor merges, consolidates with another entity, sells a substantial portion of its assets, or becomes bankrupt or insolvent, except as provided in Section 10 hereof, (ii) J. Richard Semels dies, becomes incapacitated, leaves the employ of the Advisor, ceases to control the Advisor or is otherwise not managing the trading programs or systems of the Advisor, or (iii) the Advisor's registration as a commodity trading advisor with the CFTC or its membership in the NFA or any other regulatory authority, is terminated or suspended. This Agreement will immediately terminate upon dissolution of the Partnership or upon cessation of trading prior to dissolution.

            (b) The Advisor may terminate this Agreement by giving not less than 30 days' notice to SBFM (i) in the event that the trading policies of the Partnership as set forth in the Memorandum are changed in such manner that the Advisor reasonably believes will adversely affect the performance of its trading strategies; (ii) after June 30, 1997; or (iii) in the event that the General Partner or Partnership fails to comply with the terms of this Agreement. The Advisor may immediately terminate this Agreement if SBFM's registration as a commodity pool operator or its membership in the NFA is terminated or suspended.

            (c) Except as otherwise provided in this Agreement, any termination of this Agreement in accordance with this Paragraph 5 or Paragraph 1(e) shall be without penalty or liability to any party, except for any fees due to the Advisor pursuant to Section 3 hereof.

           6. INDEMNIFICATION. (a)(i) In any threatened, pending or completed action, suit, or proceeding to which the Advisor was or is a party or is threatened to be made a party arising out of or in connection with this Agreement or the management of the Partnership's assets by the Advisor or the offering and sale of units in the Partnership, SBFM shall, subject to subparagraph (a)(iii) of this Paragraph 6, indemnify and hold harmless the Advisor against any loss, liability, damage, cost, expense (including, without limitation, attorneys' and accountants' fees), judgments and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit, or proceeding if the Advisor acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership, and provided that its conduct did not constitute negligence, intentional misconduct, or a breach of its fiduciary obligations to the Partnership as a commodity trading advisor, unless and only to the extent that the court or administrative forum in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the Advisor is fairly and reasonably entitled to indemnity for such expenses which such court or administrative forum shall deem proper; and further provided that no indemnification shall be available from the Partnership if such indemnification is prohibited by Section 16 of the Partnership Agreement. The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that the Advisor did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership.

            (ii) Without limiting sub-paragraph (i) above, to the extent that the Advisor has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subparagraph (i) above, or in defense of any claim, issue or matter therein, SBFM shall indemnify it against the expenses (including, without limitation, attorneys' and accountants' fees) actually and reasonably incurred by it in connection therewith.

            (iii) Any indemnification under subparagraph (i) above, unless ordered by a court or administrative forum, shall be made by SBFM only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because the Advisor has met the applicable standard of conduct set forth in subparagraph (i) above. Such independent legal counsel shall be selected by SBFM in a timely manner, subject to the Advisor's approval, which approval shall not be unreasonably withheld. The Advisor will be deemed to have approved SBFM's selection unless the Advisor notifies SBFM in writing, received by SBFM within five days of SBFM's telecopying to the Advisor of the notice of SBFM's selection, that the Advisor does not approve the selection.

            (iv) In the event the Advisor is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the Partnership's or SBFM's activities or claimed activities unrelated to the Advisor, SBFM shall indemnify, defend and hold harmless the Advisor against any loss, liability, damage, cost or expense (including, without limitation, attorneys' and accountants' fees) incurred in connection therewith.

            (v) As used in this Paragraph 6(a), the terms "Advisor" shall include the Advisor, its principals, officers, directors, stockholders and employees and the term "SBFM" shall include the Partnership.

           (b)(i) The Advisor agrees to indemnify, defend and hold harmless SBFM, the Partnership and their affiliates against any loss, liability, damage, cost or expense (including, without limitation, attorneys' and accountants'
fees), judgments and amounts paid in settlement actually and reasonably incurred by them (A) as a result of the material breach of any material representations and warranties made by the Advisor in this Agreement, or (B) as a result of any act or omission of the Advisor relating to the Partnership if there has been a final judicial or regulatory determination or, in the event of a settlement of any action or proceeding with the prior written consent of the Advisor, a written opinion of an arbitrator pursuant to Paragraph 14 hereof, to the effect that such acts or omissions violated the terms of this Agreement in any material respect or involved negligence, bad faith, recklessness or intentional misconduct on the part of the Advisor (except as otherwise provided in Section 1(g)).

            (ii) In the event SBFM, the Partnership or any of their affiliates is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the activities or claimed activities of the Advisor or its principals, officers, directors, shareholder(s) or employees unrelated to SBFM's or the Partnership's business, the Advisor shall indemnify, defend and hold harmless SBFM, the Partnership or any of their affiliates against any loss, liability, damage, cost or expense (including, without limitation, attorneys' and accountants' fees) incurred in connection therewith.

            (iii) J. Richard Semels shall have no liability to the Partnership or SBFM or any of their respective officers, directors, employees, partners or affiliates under this Agreement or in connection with the transactions contemplated by this Agreement except in the case of fraud or willful misconduct by J.
Richard Semels.

            (c) In the event that a person entitled to indemnification under this Paragraph 6 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such person shall be indemnified only for that portion of the loss, liability, damage, cost or expense incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.

            (d) None of the indemnifications contained in this Paragraph 6 shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the party claiming indemnification without the prior written consent, which shall not be unreasonably withheld, of the party obligated to indemnify such party.

            (e) The provisions of this Paragraph 6 shall survive the termination of this Agreement.

           7.  REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

            (a) The Advisor represents and warrants that:

            (i) The Advisor's Disclosure Document referred to in Paragraph 1(b) above (i) is in full compliance with the Commodity Exchange Act and the rules and regulations promulgated thereunder; and (ii) is accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact which is necessary to make the statements therein not misleading.

            (ii) The information with respect to the Advisor set forth in the actual performance tables in the Advisor's Disclosure Document is based on all of the customer accounts managed on a discretionary basis by the Advisor's principals and/or the Advisor during the period covered by such tables and required to be disclosed therein.

            (iii) The Advisor will be acting as a commodity trading advisor with respect to the Partnership and not as a securities investment adviser and is duly registered with the CFTC as a commodity trading advisor, is a member of the NFA, and is in compliance with such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder, and agrees to maintain and renew such registrations and licenses during the term of this Agreement.

            (iv) The Advisor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to enter into this Agreement and to provide the services required of it hereunder.

            (v) The Advisor will not, by acting as a commodity trading advisor to the Partnership, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound.

            (vi) This Agreement has been duly and validly authorized, executed and delivered by the Advisor and is a valid and binding agreement enforceable in accordance with its terms.

            (vii) At any time during the term of this Agreement that a prospectus relating to the Units is required to be delivered in connection with the offer and sale thereof, the Advisor agrees upon the request of SBFM to provide the Partnership with such information as shall be necessary so that, as to the Advisor and its principals, such prospectus is accurate.

            (b) SBFM represents and warrants for itself and the Partnership that:

            (i) The Memorandum (as from time to time amended or supplemented, which amendment or supplement is approved by the Advisor as to descriptions of itself and its actual performance) does not contain any untrue statement of a material fact or omit to state a material fact which is necessary to make the statements therein not misleading.

            (ii) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to perform its obligations under this Agreement.

            (iii) SBFM and the Partnership have the capacity and authority to enter into this Agreement on behalf of the Partnership.

            (iv) This Agreement has been duly and validly authorized, executed and delivered on SBFM's and the Partnership's behalf and is a valid and binding agreement of SBFM and the Partnership enforceable in accordance with its terms.

            (v) SBFM will not, by acting as General Partner to the Partnership and the Partnership will not, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or affect the performance of its duties under this Agreement.

            (vi) It is registered as a commodity pool operator and is a member of the NFA, and it will maintain and renew such registration and membership during the term of this Agreement.

            (vii) The Partnership is a limited partnership duly organized and validly existing under the laws of the State of New York and has full power and authority to enter into this Agreement and to perform its obligations under this Agreement.

           8.  COVENANTS OF THE ADVISOR, SBFM AND THE
PARTNERSHIP(a)  The Advisor agrees as follows:

            (i) In connection with its activities on behalf of the Partnership, the Advisor will comply with all applicable rules and regulations of the CFTC and/or the commodity exchange on which any particular transaction is executed.

            (ii) The Advisor will promptly notify SBFM of the commencement of any material suit, action or proceeding involving it, whether or not any such suit, action or proceeding also involves SBFM.

            (iii) In the placement of orders for the Partnership's account and for the accounts of any other client, the Advisor will utilize a pre-determined, systematic, fair and reasonable order entry system, which shall, on an overall basis, be no less favorable to the Partnership than to any other account managed by the Advisor. The Advisor acknowledges its obligation to review the Partnership's positions, prices and equity in the account managed by the Advisor daily and promptly to notify, in writing, the broker and SBFM and the Partnership's brokers of (i) any error committed by the Advisor or its principals or employees; (ii) any trade which the Advisor believes was not executed in accordance with its instructions; and (iii) any discrepancy with a value of $10,000 or more (due to differences in the positions, prices or equity in the account) between its records and the information reported on the account's daily and monthly broker statements.

            (iv) The Advisor will demonstrate to SBFM's satisfaction its ability to bear its responsibilities arising under this Agreement, by presentation of supporting documentation (such as financial statements together with a certification of accuracy or, in certain cases, the individual obligation of the controlling principal of the Advisor for the Advisor's responsibilities hereunder) as SBFM may reasonably request. In this connection, Advisor agrees to execute the Promissory Note attached hereto as Rider A.

            (b) SBFM agrees for itself and the Partnership that:

            (i) SBFM and the Partnership will comply with all applicable rules and regulations of the CFTC and/or the commodity exchange on which any particular transaction is executed.

            (ii) SBFM will promptly notify the Advisor of the commencement of any material suit, action or proceeding involving it or the Partnership, whether or not such suit, action or proceeding also involves the Advisor.

           9. COMPLETE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof.

           10. ASSIGNMENT. This Agreement may not be assigned by any party without the express written consent of the other parties, except that the Advisor may incorporate or transfer all of its assets, trading programs or goodwill to, or merge or consolidate with, any corporation, partnership or sole proprietorship controlled by J. Richard Semels, and may assign this Agreement to any such corporation, partnership or sole proprietorship; provided, that said corporation, partnership or sole proprietorship assumes all rights and obligations of the Advisor under this Agreement and is entitled to and agrees to use the trading method and systems of the Advisor for the benefit of the Partnership.

           11. AMENDMENT. This Agreement may not be amended except by the written consent of the parties.

           12. NOTICES. All notices, demands or requests required to be made or delivered under this Agreement shall be in writing and delivered personally or by registered or certified mail or expedited courier, return receipt requested, postage prepaid, to the addresses below or to such other addresses as may be designated by the party entitled to receive the same by notice similarly given:

           If to SBFM:

                Smith Barney Futures Management Inc.
                390 Greenwich Street
                1st Floor
                New York, New York  10013
                Attention:  David J. Vogel

           If to the Advisor:

                TRENDLOGIC ASSOCIATES, INC.
                One Fawcett Place
                Greenwich, Connecticut 06830
                Attention:  Mr. J. Richard Semels

           with a copy to:

                Perez C. Ehrich, Esq.
                Dorsey & Whitney
                350 Park Avenue
                New York, New York  10022

           13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New
York.

           14. ARBITRATION. The parties agree that any dispute or controversy arising out of or relating to this Agreement or the interpretation thereof, shall be settled by arbitration in accordance with the rules, then in effect, of the National Futures Association or, if the National Futures Association shall refuse jurisdiction, then in accordance with the rules, then in effect, of the American Arbitration Association; provided, however, that the power of the arbitrator shall be limited to interpreting this Agreement as written and the arbitrator shall state in writing his reasons for his award. Judgment upon any award made by the arbitrator may be entered in any court of competent jurisdiction.

           15. NO THIRD PARTY BENEFICIARIES. There are no third party beneficiaries to this Agreement.

           IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

SMITH BARNEY
FUTURES MANAGEMENT INC.


By:
      David J. Vogel
      President and Director


F-1000 FUTURES FUND L.P., SERIES VIII

By:   Smith Barney
      Futures Management Inc.
      (General Partner)


By:
      David J. Vogel
      President and Director


TRENDLOGIC ASSOCIATES, INC.


By:
      J. Richard Semels
      Chairman and Chief Executive Officer

                              RIDER A

                          PROMISSORY NOTE





                                             Greenwich, Connecticut
                                              Date:  July ___, 1996







                FOR VALUE RECEIVED, the undersigned, J. Richard Semels, promises to pay on demand, to the order of F-1000 Futures Fund L.P., Series VIII (the "Fund") or Smith Barney Futures Management Inc. ("SBFM") as the Fund or SBFM shall elect, the sum of One Hundred Thousand Dollars ($100,000). This note shall be callable by the Fund or SBFM only if and to the extent that TrendLogic Associates, Inc. ("TrendLogic"), a Delaware corporation, does not have sufficient assets to fulfill TrendLogic's obligations associated with the Management Agreement dated June 30, 1996 among SBFM, the Fund and TrendLogic.



      --------------------------
J. Richard Semels

FAX TRANSMISSION


One Citicorp Center    153 East 53rd Street    New York, NY 10022-4677
(212) 821-8000

ABC


Date:                    July 9, 1996        Time:  5:33 PM   Total number of
pages (including this page):  15


Fax No. (with country and area code):     203-629-4725
Telephone No. (with country and area code):    203-625-4809

City: Greenwich            State:                    Connecticut   Country:
USA
Please include Client/Matter No. below

FROM: Rita M. Molesworth                             Room No.:     723
                                                     Phone No.:    8727

TO:   J. Richard Semels



At Dan Dantuono's request, I am transmitting herewith for your review Rider A to the management agreement among Smith Barney Futures Management Inc., TrendLogic Associates, Inc. and F-1000 Futures Fund L.P., Series VIII.

Please provide me with any comments at your earliest convenience. You may reach me at 212-821-8727.


R.M.M.



cc:   Daniel A. Dantuono
      Emily M. Zeigler, Esq.



Confidentiality Note:
The information contained in this facsimile ("fax") transmission is sent by an attorney or his/her agent, is intended to be confidential and for the use of only the individual or entity to which it is addressed. The information may be protected by attorney/client privilege, work product immunity, or other legal rules. If the reader of this message is not the intended recipient or agent responsible for delivering it to the intended recipient, you are hereby notified that any retention, dissemination, disclosure, distribution, copying, or other use of this fax is strictly prohibited. If you have received this fax in error, please notify us immediately by telephone in order to arrange for the destruction of the fax or its return to us at our expense. THANK YOU.

Attention Recipient:
If Any Problems:                Call(212) 821-8911
Receiving Fax Number:              (212) 821-8111


Internal Use Only:
Client No.:                  079647 Matter No.:  1255     Attorney No.: 09562
      Please check here if you want faxed document returned to you instead of sent to Records Department.

FAX TRANSMISSION


One Citicorp Center    153 East 53rd Street    New York, NY 10022-4677
(212) 821-8000

ABC


Date:                    July 9, 1996        Time:  5:33 PM   Total number of
pages (including this page):  2


Fax No. (with country and area code):     212-723-8985
Telephone No. (with country and area code):    212-723-5416

City: New York             State:                    New York Country:  USA
Please include Client/Matter No. below

FROM: Rita M. Molesworth                             Room No.:     723
                                                     Phone No.:    8727

TO:   Daniel A. Dantuono


Dear Dan,

I am transmitting for your review Rider A to the TrendLogic management agreement. This was not sent to TrendLogic with the management agreement today because we wanted you to review it first. You will note the differences from the July 3 version: this note would be callable by SBFM or the Fund.

Please call me at 821-8727 to discuss.

Regards,






cc:  Emily M. Zeigler



Confidentiality Note:
The information contained in this facsimile ("fax") transmission is sent by an attorney or his/her agent, is intended to be confidential and for the use of only the individual or entity to which it is addressed. The information may be protected by attorney/client privilege, work product immunity, or other legal rules. If the reader of this message is not the intended recipient or agent responsible for delivering it to the intended recipient, you are hereby notified that any retention, dissemination, disclosure, distribution, copying, or other use of this fax is strictly prohibited. If you have received this fax in error, please notify us immediately by telephone in order to arrange for the destruction of the fax or its return to us at our expense. THANK YOU.

Attention Recipient:
If Any Problems:                Call(212) 821-8911
Receiving Fax Number:              (212) 821-8111


Internal Use Only:
Client No.:                  079647 Matter No.:  1255     Attorney No.: 09562
      Please check here if you want faxed document returned to you instead of sent to Records Department.

Mr. J. Richard Semels

July 9, 1996
Page 1








July 9, 1996



Via Federal Express

Mr. J. Richard Semels
Trendlogic Associates, Inc.
One Fawcett Place
Greenwich, CT 06830

RE:  F-1000 Futures Fund L.P., Series VIII

Dear Mr. Semels:

Enclosed for signature please find three execution copies of the management agreement for the Fund referenced above.

After signing the agreements, please forward them to Dan Dantuono at Smith Barney. A fully-executed original will be returned to you after Smith Barney signs.

Should you have any questions regarding this matter, please telephone me at 212-821-8727.

Very truly yours,



Rita M. Molesworth

cc (w/o encl.):  Daniel A. Dantuono
                  Emily M. Zeigler, Esq.